PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED OCTOBER 29, 1996, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1
DATED DECEMBER 20, 1996, PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 17, 1997 AND PROSPECTUS SUPPLEMENT NO. 3 DATED FEBRUARY 21, 1997)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

Shepherd Trading Limited...........................................  21,165,000   724,704    724,704
Goldman, Sachs & Co................................................  14,800,000   506,762    506,762
Paresco, Inc.......................................................  2,650,000     90,737     90,737
Rob Citrino Partners...............................................  1,500,000     51,361     51,361
Libertyview Plus Fund..............................................  1,300,000     44,512     44,512
Libertyview Fund LLC...............................................    800,000     27,392     27,392

    The line items "Merrill Lynch, Pierce, Fenner & Smith,
Incorporated . . . 8,610,000, 633,291, 294,812", "UBS Securities
LLC . . . 39,000,000, 1,444,981, 1,335,587", "Sage Capital . . . 1,500,000,
51,361, 51,361", Societe Generale Securities Corp. . . . 3,600,000, 123,266,
123,266" and "Bankers Trust International plc . . . 14,960,000, 538,541, 512,241" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

Merrill Lynch, Pierce Fenner & Smith Incorporated..................  4,000,000    172,262    136,962
UBS Securities.....................................................  2,000,000     97,181     68,481
Sage Capital.......................................................  1,800,000     61,633     61,633
Societe Generale Securities Corporation............................  1,500,000     51,361     51,361
Bankers Trust International plc....................................    245,000      8,388      8,388

    Unless otherwise noted, all information provided in this Prospectus Supplement is as of April 25, 1997.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 7, 1997.